Exhibit 10.2
COMPELLENT TECHNOLOGIES, INC.
2010 MANAGEMENT INCENTIVE PLAN
Overview
The 2010 Management Incentive Plan (the “Plan”), of Compellent Technologies, Inc. (the “Company”) is designed to motivate, retain and reward its management through a combination of corporate and individual performance-based incentive compensation components. The members of the Company’s management team designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion (each a “Participant”), employed at the Company during 2010 and an employee as of December 31, 2010 (unless otherwise determined by the Committee), shall be eligible to participate in the Plan. The Plan is administered by the Committee in its sole discretion. For purposes of this Plan, “2010” shall mean the calendar year ending December 31, 2010.
The Plan is designed to award a cash incentive payment (each a “Cash Payment”) for performance in 2010 to a Participant: (i) if the Company achieves certain revenue objectives (the “Revenue Target”); (ii) if the Company achieves a certain profitability objective (the “Profitability Target”) and/or (iii) if the Participant achieves certain individual performance objectives (the “Individual Targets”).
Determination of 2010 Cash Payments
For 2010, if the Revenue Target, the Profitability Target and all of a Participant’s Individual Targets are achieved, a Participant will receive 100% of his or her eligible Cash Payment (the “Cash Payment Target Amount”). Under the Plan, the Cash Payment Target Amounts range from 41.7% to 100.0% of a Participant’s annual base salary, depending on the management position and responsibilities of the Participant within the Company.
The Committee has determined that the Participant’s Cash Payment Target Amount will be allocated as follows: sixty percent (60%) to the achievement of the Revenue Target (the “Revenue Cash Payment”); twenty percent (20%) to the achievement of the Profitability Target (the “Profitability Cash Payment”); and twenty percent (20%) to the achievement of the Individual Targets (the “Individual Cash Payment”). The Committee retains the discretion to reallocate a Participant’s Cash Payment Target Amount in its sole discretion based on a partial year of service, the role and responsibilities of the Participant or otherwise.
Revenue Cash Payment
The Committee has set the Revenue Target for the Participants, based on achievement by the Company of certain 2010 revenue targets, which shall be determined based on a U.S. generally accepted accounting principles (“GAAP”) basis. The Company’s audited GAAP financial statements for 2010 shall determine the level of revenue achieved against the Revenue Target for purposes of this Plan. The Committee has also set a threshold revenue target for 2010 at 85% of the Revenue Target, for the award of a portion of the Revenue Cash Payment (the “Revenue Threshold”). If the Company’s revenue is less than the Revenue Threshold, a Participant will not receive any portion of his or her Revenue Cash Payment (unless otherwise determined by the Committee). If the Company’s revenue exceeds the Revenue Threshold, the Participant shall be entitled to a portion of his or her Revenue Cash Payment in accordance with the schedule set forth below:

Portion of the Revenue Cash Payment	Portion of the Revenue Target
4.0% of the Revenue Cash Payment for each 1.0% of revenue recognized	85-90% of the Revenue Target

Portion of the Revenue Cash Payment	Portion of the Revenue Target
6.0% of the Revenue Cash Payment for each 1.0% of revenue recognized	90-95% of the Revenue Target

10.0% of the Revenue Cash Payment for each 1.0% of revenue recognized	95-100% of the Revenue Target

6.0% of the Revenue Cash Payment for each 1.0% of revenue recognized	100-105% of the Revenue Target

10.0% of the Revenue Cash Payment for each 1.0% of revenue recognized	Over 105% of the Revenue Target
There is no maximum Revenue Cash Payment under the Plan.
The actual Revenue Cash Payment to be made to Participants hereunder for 2010 shall be made at the discretion of the Committee. If a Participant does not receive a Revenue Cash Payment, he or she may still be eligible to receive the Profitability Cash Payment and/or all or a portion of the Individual Cash Payment, each as described more fully below.
Profitability Cash Payment
The Committee has set the Profitability Target for the Participants, based on achievement by the Company of a GAAP operating income target for 2010, as adjusted to exclude share-based compensation expenses pursuant to Accounting Standards Codification Topic No. 718 “Stock Compensation” (formerly SFAS No. 123(R)) (“Non-GAAP Operating Income”). The Company’s Non-GAAP Operating Income as derived from the Company’s audited GAAP financial statements for 2010 shall determine the level of achievement against the Profitability Target for purposes of this Plan. The Committee has also set a threshold profitability target for 2010 at 75% of the Profitability Target, for the award of 50% of the Profitability Cash Payment (the “Profitability Threshold”). If the Company’s Non-GAAP Operating Income is less than the Profitability Threshold, a Participant will not receive any portion of his or her Profitability Cash Payment (unless otherwise determined by the Committee). For the achievement of each additional 1% above the Profitability Threshold, the Participant shall be entitled to an additional 2% of his or her Profitability Cash Payment.
The actual Profitability Cash Payment to be made to Participants hereunder for 2010 shall be made at the discretion of the Committee. If a Participant does not receive a Profitability Cash Payment, he or she may still be eligible to receive all or a portion of the Revenue Cash Payment, as described more fully above, and/or the Individual Cash Payment, as described more fully below.
Individual Cash Payment
The Committee has set the Individual Targets for the Participants, based on the achievement of certain individual performance objectives. For the Chief Executive Officer, the Individual Target shall be set by the Committee. For the Participants, other than the Chief Executive Officer, the Individual Targets shall be set by the Committee based upon recommendations made by the Chief Executive Officer. An Individual Cash Payment may be awarded to a Participant based on the achievement of his or her Individual Targets or other criteria determined by the Committee.
The actual Individual Cash Payments to be made to Participants for 2010 shall be shall be determined as follows:
•	For the Chief Executive Officer, the Committee shall determine if the Individual Targets have been achieved and shall determine the amount of the Individual Cash Payment; and

•	For the Participants other than the Chief Executive Officer, the Committee, based on input from the Chief Executive Officer, shall determine if the Individual Targets have been achieved by each other Participant and shall determine the amount of the Individual Cash Payments for each other Participant.
If a Participant does not receive a Individual Cash Payment, he or she may still be eligible to receive all or a portion of the Revenue Cash Payment and/or the Profitability Cash Payment, as outlined above. There is no maximum Individual Cash Payment under the Plan.
Miscellaneous Provisions
If any of the Company’s financial statements are required to be restated resulting from errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of a Cash Payment under this Plan if the financial results of the Company for the year ended December 31, 2010 are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which a Cash Payment exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the Cash Payment) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.
Cash Payments under this Plan shall be made on such schedule as may be approved by the Committee in its discretion.
Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.
The Board of Directors or the Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Committee may modify the Revenue Targets, the Profitability Target, the Individual Targets, the Cash Payment Target Amounts and/or the Revenue, Profitability and/or Individual Cash Payment Amounts at any time.
The Plan shall be interpreted in accordance with Delaware law without reference to conflicts of law principles.